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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-A



                For Registration Of Certain Classes Of Securities
                    Pursuant to Section 12(b) or 12(g) Of the
                         Securities Exchange Act Of 1934

                         Form 8-A Registration Statement

                                 Landauer, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                  061218089
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(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)
2 Science Road, Glenwood, Illinois 60425                    60601
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(Address of Principal Executive Offices)                  (Zip Code)

If this form relates to the registration  If this form relates to the
of a class of securities pursuant to      registration of a class of securities
Section 12(b) of the Exchange Act and is  pursuant to Section 12(g) of the
effective pursuant to General             Exchange Act and is effective
Instruction A.(c), please check the       pursuant to General Instruction A.(d),
following box. [x]                        please check the following box: [_]

Securities Act registration statement file number to which this form relates:
None

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                     Name of Each Exchange on Which
    to be so Registered                     Each Class is to be Registered
    -------------------                     ------------------------------
       Common Stock,                            New York Stock Exchange
 Par Value $0.10 per share


Securities to be registered pursuant to Section 12(g) of the Act: None

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Item 1. Description of Securities to be Registered.

     This registration statement relates to the registration of common stock, par value $0.10 per share, of Landauer, Inc., a Delaware corporation ("Landauer"), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. The common stock is expected to be listed on the New York Stock Exchange. As of the date of filing of this registration statement, shares of the common stock are quoted on the American Stock Exchange ("Amex"), under the ticker symbol "LDR." Upon the commencement of trading of the common stock on the New York Stock Exchange, Landauer intends to withdraw its inclusion of the common stock on Amex.

     Landauer is authorized to issue 20,000,000 shares of common stock, par value $0.10 per share. As of December 20, 2001, there were 8,737,846 outstanding shares of common stock held of record by approximately 600 stockholders and outstanding options to purchase 484,100 shares of common stock. The outstanding shares of common stock are fully paid and nonassessable.

COMMON STOCK

     The following statements are brief summaries of certain provisions of the Company's Certificate of Incorporation, as amended.

     The Company's Certificate of Incorporation currently authorizes the issuance of 20 million shares of common stock and 1 million shares of preferred stock in series. As of the date of this registration statement, 8,737,846 shares of common stock were issued and outstanding and no shares of preferred stock were outstanding.

PREFERRED STOCK

     The Company's Board of Directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each series such voting powers, designations, limitations or restrictions as are stated in the resolution adopted by the Board providing for the issuance of such series and as permitted by the Delaware General Corporation Law.

DIVIDEND RIGHTS

     Holders of common stock are entitled to dividends when and as declared by the Board of Directors; provided, however that Landauer has paid or declared and set apart for payment any dividends on any outstanding shares of preferred stock from the same dividend period.

VOTING RIGHTS

     Holders of common stock are entitled to one vote for each share on all matters on which shareholders are entitled to vote. The holders of common stock have exclusive voting power for the election of directors and for all other matters except as otherwise provided by law or by resolutions providing for the issue of a series of preferred stock.

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LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding-up of Landauer, the holders of the preferred stock are entitled to receive their full preferential amount, before any amounts or remaining assets shall be paid or distributed to the holders of common stock.

NO PREEMPTIVE RIGHTS

     No holder of any shares of common stock has any preemptive right to subscribe to any securities of Landauer of any kind or class.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer Company.


Item 2.  Exhibits.

None.

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                                    Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                LANDAUER, INC.

Date:  December 31, 2001        By: /s/ James M. O'Connell
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                                    Name:  James M. O'Connell
                                    Title: Vice President - Finance, Treasurer,
                                           Secretary and Chief Financial Officer

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